Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Vivakor, Inc.

We consent to the use, in this Amendment No. 11 of Form S-1 Registration Statement under the Securities Act of 1933 (File No. 333-250011), of our report dated April 9, 2021, with respect to the audit of the consolidated balance sheet of Vivakor, Inc. (the “Company”) as of December 31, 2020, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2020, and the related notes to the consolidated financial statements, included herein and to the reference to our firm under the heading “Experts” in the prospectus to be filed on or around February 11, 2022.

/s/ Macias, Gini & O’Connell, LLP

Irvine, California

February 11, 2022

Macias Gini & O’Connell LLP 111 Pacifica, Suite 300 Irvine, CA 92618